Exhibit 99.04

Pazoo.com Increases Experts To Its People/Pet Wellness Panel Of Experts

CEDAR KNOLLS, N.J., Oct. 16, 2012 /PRNewswire/ -- Pazoo.com (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) – the #1 online health and wellness social community for people and their pets – has once again expanded its roster of experts who share their knowledge, insight and expertise with site visitors.

Pazoo's health and wellness experts in both human and pet care are dedicated to helping people and their pets enhance or achieve overall wellbeing of its site visitors.  These new experts are important contributors to our site's unique content and product selection. These experts are recognized as leaders in their specialties and are in demand as consultants, authors and speakers all over the world.

The latest additions to the pazoo.com expert section include: Dr. Mike Jones, Post Rehabilitation Expert; Dr. Jason Levy, Chiropractic Expert (the official team chiropractor for the NY Jets and NY Red Bulls); Mike Tranquilli, Occupational Therapy Expert; Matthew Moghaddam, Urban Farming and Green Design Expert; Sarah Anderson, Health and Life Coaching Expert; Thomas Torode, Business Stress Expert; Janice Morra, Running Physical Therapy Expert (whose clients include Olympic Athletes); and Michael Torres, Performance Coaching Expert.

These well respected experts will contribute new and updated information and advice on a regular basis to pazoo.com visitors – further enhancing the health and wellness information available to site visitors. Additionally, many of these experts are available for speaking engagements, seminars, phone or video-conferencing, personal one-on-one consultations, and blogs and articles.

About Pazoo, Inc.:

Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and a roster of experts who deliver useful information for achieving a fuller and richer life for both humans and their pets. Pazoo.com is a unique, interactive, e-commerce site where consumers can gain insights into health and wellness for themselves and their animals from leading health & wellness and pet industry experts. The company's team of medical, fitness, nutritional and pet professionals seeks to enhance its customers' wellbeing by offering an expanding selection of high quality merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: investor@pazoo.com

SOURCE Pazoo, Inc.

Released October 16, 2012